Exhibit 4

JOINT FILING AGREEMENT

The undersigned hereby agree that this Schedule 13D/Amendment with respect to the Common Stock of Equity Oil Company, dated February 10, 2004 is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Date: February 10, 2004

/s/ Paul M. Dougan

Paul M. Dougan

Date: February 10, 2004

/s/John W. Straker, Jr.

John W. Straker